EXHIBIT 99.1

CMS Bancorp, Inc. Announces December 31, 2010 Quarterly Financial Results

WHITE PLAINS, N.Y., Feb. 10, 2011 (GLOBE NEWSWIRE) -- CMS Bancorp, Inc. (Nasdaq:CMSB) (the "Company"), the parent of Community Mutual Savings Bank (the "Bank"), announced results for the three months ended December 31, which reflect net income of $90,000, or $.05 per share, in 2010, compared to net income of $102,000, or $0.06 per share, in 2009.

President and CEO John Ritacco stated that "we continue to see improved core earnings and a better control of our costs. While net income marginally declined in the three months ended December 31, 2010, compared to 2009, net interest income after the provision for loan losses rose by $84,000, non-interest income exclusive of security gains rose by $47,000 and non-interest expense rose slightly by $33,000."

Commenting on the increase in net interest income, Mr. Ritacco reported that "the historical low interest rates have continued to drive high levels of early repayments in our one-to-four-family mortgage portfolio, with early repayments totaling $8.6 million in the three months ended December 31, 2010 versus $763,000 in the three months ended December 31, 2009. Despite the early repayment trend, our loan portfolio declined modestly by $648,000, or 0.4% during the three months ended December 31, 2010 due primarily to the Bank's continued diversification into higher yielding commercial, multi-family, non-residential and construction loans. Our non-interest income continues to improve as the Bank looks to sell its one-to-four family loan originations into the secondary market while continuing to control non-interest expense."

Mr. Ritacco also reported that "the Company's liquidity position remained strong at December 31, 2010, with $58.0 million of cash, cash equivalents and securities available for sale."

The Company reported that the allowance for loan losses as of December 31, 2010 was $1,139,000, up from $809,000 a year ago representing 0.63% and 0.46% of loans outstanding, respectively. Commenting on these results, Stephen E. Dowd, Senior Vice President and Chief Financial Officer, stated that "despite a weak national economy and its effect in our primary market area, the Bank did not experience any significant shift in the loan portfolio, loss experience, or other factors affecting the Bank, other than the planned growth in commercial and commercial real estate loans and the decline in one-to-four-family mortgage loan balances. Since December 31, 2009, we increased the allowance for loan losses by $331,000, due, in part, to economic trends, the continued high unemployment, pressure on local real estate values, commercial loan additions to the non-residential loan portfolio and a modest increase in our portfolio delinquencies."

Forward-Looking Statements

This press release may include certain forward-looking statements based on current management expectations.  Readers should not place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. Factors of particular importance to the Company include, but are not limited to: (i) changes in general economic conditions, including interest rates; (ii) changes in conditions in the real estate market or the local economy; (iii) competition among providers of financial services; (iv) changes in the quality or composition of loan and investment portfolios of the Bank; (v) changes in accounting and regulatory guidance applicable to banks; and (vi) price levels and conditions in the public securities markets generally. These factors could affect the Company's financial performance and could cause the actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Neither the Company nor the Bank undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CMS Bancorp, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited, In thousands)
	December 31,	September 30,
	2010	2010
ASSETS
Cash and cash equivalents	$6,935	$3,434
Securities	51,084	56,336
Loans, net	178,418	179,066
Other assets	9,124	8,549
Total assets	$245,561	$247,385

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits	$186,712	$188,306
Borrowed money	34,539	34,578
Other liabilities	2,751	2,745
Total Liabilities	224,002	225,629
Stockholders' equity	21,559	21,756
Total liabilities and stockholders' equity	$245,561	$247,385

CMS Bancorp, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, In thousands, except per share data)
	Quarter Ended
	December 31,
	2010	2009

Interest income	$2,846	$2,853
Interest expense	936	992
Net interest income	1,910	1,861
Provision for loan losses	25	60
Net interest income after provision for loan losses	1,885	1,801
Non-interest income	189	350
Non-interest expense	2,004	1,971
Income before income taxes	70	180
Income tax expense (benefit)	(20)	78
Net income	$90	$102
Net income per common share	$0.05	$0.06
CONTACT:  Stephen E. Dowd
          Senior Vice President & Chief Financial Officer
          914-422-2700